Exhibit 10.7

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made and entered into as of May 29, 2018 (the “Effective Date”), by and between Kiniksa Pharmaceuticals Corp., a Delaware corporation (the “Company”), and Sanj K. Patel (the “Executive”).

WHEREAS, the operations of the Company and its Affiliates (as defined below) are a complex matter requiring direction and leadership in a variety of arenas;

WHEREAS, the Executive possesses certain experience and expertise that qualify him to provide the direction and leadership required by the Company and its Affiliates;

WHEREAS, the Company and the Executive are party to an Amended and Restated Employment Agreement dated as of December June 29, 2017 (the “Original Agreement”); and

WHEREAS, the Company and the Executive wish to amend and restate the Original Agreement in accordance with the terms set forth herein and the Executive shall continue to serve as its Chief Executive Officer on the terms and conditions set forth in this Agreement, and the Executive wishes to continue such employment.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1.                                      Definitions.  Words or phrases that are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein.  For purposes of this Agreement, the following definitions apply:

(a)                                 “Affiliates” shall mean all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, contract or equity interest.

(b)                                 “Cause” shall mean:

(i)                                     The Executive’s gross negligence or willful misconduct in performance of his duties to the Company, where such gross negligence or willful misconduct has resulted in material damage to the Company or any of its Affiliates or successors; or

(ii)                                  The Executive’s commission of any act of fraud, embezzlement or professional dishonesty with respect to the business of the Company or any of its Affiliates; or

(iii)                               The Executive’s commission of a felony or crime involving moral turpitude; or

(iv)                              The Executive’s material breach of any provision of this Agreement or any other written agreement between the Executive and the Company; or

(v)                                 The Executive’s failure to comply with lawful directives of the Parent Board (as defined below), which has caused damage to the Company or any of its Affiliates or successors.

(c)                                  “Change in Control” shall mean:

(i)                                     a sale of all or substantially all of the Parent’s assets, or

(ii)                                  any merger, consolidation or other business combination transaction of the Parent with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital shares of the Parent outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Parent (or the surviving entity) outstanding immediately after such transaction;

(iii)                               A change in the composition of the Parent Board such that the individuals who, as of the Effective Date, constitute the Parent Board (such Parent Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Parent Board; provided, however, that, for purposes of this Agreement, any individual who becomes a member of the Parent Board subsequent to the Effective Date, whose election, or nomination for election by the Parent’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board;  or

(iv)                              the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital shares of the Parent.  Notwithstanding the foregoing, a Change in Control shall not be deemed to occur:

(A)                               on account of the acquisition of shares of voting capital stock by any institutional investor or any affiliate thereof or any other person, or persons acting as a group, that acquires the Parent’s shares of voting capital shares in a transaction or series of related transactions that are primarily a private financing transaction for the Parent, or

(B)                               solely because the level of ownership held by any institutional investor or any affiliate thereof or any other person, or persons acting as a group (the “Subject Person”), exceeds the designated percentage threshold of the outstanding voting capital shares as a result of a repurchase or other acquisition of voting capital shares by the Parent reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operating of this sentence) as a result of the acquisition voting capital shares by the Parent, and after such share acquisition, the Subject Person becomes the owner of any additional voting capital shares that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting capital shares owned by such Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur.

(d)                                 “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(e)                                  “Employee Benefit Plan” shall have the meaning ascribed to such term in Section 3(3) of ERISA, as amended from time-to-time.

(f)                                   “Founder Invention and Non-Disclosure Agreement” shall mean the Founder Invention and Non-Disclosure Agreement, dated as of September 16, 2015.

(g)                                  “Founder Non-Competition and Non-Solicitation Agreement” shall mean the Founder Non-Competition and Non-Solicitation Agreement, dated as of September 16, 2015.

(h)                                 “Good Reason” shall mean any of the following, occurring without the Executive’s written consent:

(i)                                     the assignment to the Executive of duties materially inconsistent with the Executive’s title, position, status, reporting relationships, authority, duties or responsibilities as contemplated by Section 3, or any other action by the Company which results in a diminution in the Executive’s title, position, status, reporting relationships, authority, duties or responsibilities; or

(ii)                                  a requirement that the Executive relocate his primary reporting location to a location more than fifty (50) miles from the location of the Company’s offices in Lexington, Massachusetts as of the Effective Date; or

(iii)                               any failure by the Company to comply with any of the provisions of Section 4(a), 4(b) 4(c) or 4(d) hereof, other than insubstantial or inadvertent failures not in bad faith which are remedied by the Company promptly after receipt of notice thereof given by the Executive; or

(iv)                              a material diminution in the budget over which Executive has responsibility; or

(v)                                 a breach by the Company of this Agreement between the Company and Executive.

(i)                                     “Parent” shall mean the Company’s parent entity, Kiniksa Pharmaceuticals, Ltd., a Bermuda exempted company.

(j)                                    “Person” shall mean an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

2.                                      Acceptance and Term.  Executive hereby accepts employment subject to the terms and conditions set forth in this Agreement.  Executive’s employment shall continue until terminated pursuant to Section 5 hereof (the “Term”).

3.                                      Position, Duties and Responsibilities.

(a)                                 During the Term, the Executive shall serve the Company as its Chief Executive Officer and shall report to the Board of Directors of the Parent (the “Parent Board”).  During the Term, the Executive shall be employed by the Company on a full-time basis and shall perform the duties and responsibilities of his position.

(b)                                 The Executive is currently in the role of Chairman of the Parent Board and the Company, and shall continue to serve as a member of the Parent Board and the Company.  The Parent shall propose to the shareholders of the Parent Board at each appropriate annual meeting of such shareholders during Executive’s employment the reelection of the Executive as a director of the Parent Board, provided that the Executive is otherwise eligible for such election.

(c)                                  In addition, and without further compensation, the Executive shall serve as a director and/or officer of one or more of the Company’s Affiliates if so elected or appointed from time-to-time.

(d)                                 During the Term, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder.  The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except such activities as shall not interfere with the performance of his duties to the Company.  Notwithstanding the foregoing, the Executive shall be entitled to attend to personal and family affairs and investments, be involved in not-for-profit, charitable and professional activities and serve on up to two (2) for-profit boards, provided that the foregoing does not, individually or in the aggregate, materially interfere with Executive’s responsibilities under this Agreement.

(e)                                  Immediately upon termination of Executive’s employment with the Company for any reason, Executive will be deemed to resign any and all positions held by him, whether as an officer or director of the Company, the Parent or any Affiliate of the Company, or as a member of any committees thereof.

4.                                      Compensation and Benefits.  As compensation for all services performed by the Executive during the Term and subject to the Executive’s performance of his duties and obligations to the Company and its Affiliates, pursuant to this Agreement or otherwise, the Company shall provide the Executive with the following compensation and benefits:

(a)                                 Base Salary.  During the Term, the Company shall pay the Executive at the rate of not less than $750,000 per annum, payable in accordance with the payroll practices of the Company for its executives and subject to increase from time-to-time by the Parent Board, in its sole discretion (such base salary, as from time-to-time increased, the “Base Salary”).  The Base Salary shall not be reduced at any time (including after any such increase) without the Executive’s prior written consent, and the term Base Salary as used in this Agreement shall refer to Executive’s Base Salary as so increased.

(b)                                 Bonus Compensation.  During the Employment Period, the Executive shall be paid an annual cash bonus (“Annual Bonus”) with a minimum target level of 60% of Annual Base Salary (the “Target Bonus”). The applicable corporate and individual performance targets shall be determined by the Compensation Committee of the Parent Board (the “Compensation Committee”) after consultation with the Executive, within the first ninety (90) days of each calendar year.  The actual Annual Bonus for each calendar year shall be determined in good faith by the Compensation Committee based upon actual corporate and individual performance against established objective for such year (and, if determined by the Compensation Committee, may exceed the Target Bonus) and shall be payable in accordance with the procedures specified by the Compensation Committee; provided that the Annual Bonus shall be paid to Executive no later than March 15th of the calendar year immediately following the calendar year in which it was earned.

(c)                                  Equity Participation.  Executive shall be eligible to receive equity awards annually under the Parent’s 2018 Incentive Award Plan or any other equity plan (collectively with the Parent’s 2015 Equity Incentive Plan, the “Equity Plan”), and the award agreements related to such plans, as determined in the discretion of the Parent Board, commencing upon the Effective Date. Notwithstanding the provisions of the Equity Plan or any agreement or award, Executive shall be immediately 100% fully vested in all equity awards granted to him under this Agreement or any other agreement that vest solely based on the passage of time in the event of a Change in Control in which the award is not being assumed or substituted as provided for in the applicable Equity Plan (for the avoidance of doubt, with any equity awards that vest in whole or in part based on the attainment of performance-vesting conditions being governed by the terms of the applicable award agreement).

(d)                                 Vacation.  During the Term, the Executive shall be entitled to earn vacation at the rate of five (5) weeks per year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company.  The Executive shall be entitled to carryover up to two (2) weeks of vacation into the following calendar year.  Vacation shall otherwise be governed by the policies of the Company, as in effect from time-to-time.

(e)                                  Other Benefits.  During the Term, the Executive shall be entitled to participate in any and all Employee Benefit Plans from time-to-time in effect for employees of the Company generally, except to the extent any such Employee Benefit Plan is in a category of benefit otherwise provided to the Executive (e.g., a severance pay plan).  Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies.  The Company may alter, modify, add to or delete its Employee Benefit Plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive.

(f)                                   Business Expenses.  The Company shall promptly pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to reasonable substantiation and documentation, as may be specified by the Company from time-to-time.

5.                                      Termination of Employment and Severance Benefits.  The Executive’s employment hereunder shall terminate under the following circumstances:

(a)                                 Death.  In the event of the Executive’s death, the Executive’s employment hereunder shall immediately and automatically terminate.

(b)                                 Disability.

(i)                                     The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation, for ninety (90) consecutive days.

(ii)                                  The Parent Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability.  Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and benefits in accordance with Section 4(e), to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for disability income benefits under the Company’s disability income plan or until the termination of his employment, whichever shall first occur.

(iii)                               While receiving disability income payments under any disability income plan of the Company, the Executive shall not be entitled to receive any Base Salary under Section 4(a) hereof, but shall continue to participate in Company benefit plans in accordance with Section 4(e) and the terms of such plans, until the termination of his employment.

(c)                                  By the Company for Cause.  The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. In the cases of Section 1(b)(i), 1(b)(iv), or 1(b)(v) above, the Company may not effectuate the termination for Cause unless and until: (i) the Company provides Executive with written notice setting forth in reasonable detail the nature for such Cause which must be given to Executive no later than the thirtieth (30) day following the initial commission of the acts or omissions constituting Cause, and (ii) Executive fails to cure the alleged conduct or events supporting Cause within thirty (30) days following Executive’s receipt of such notice.

(d)                                 By the Company Other than for Cause.  The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon written notice to the Executive.

(e)                                  By the Executive for Good Reason.  The Executive may terminate his employment hereunder for Good Reason (i) by providing notice to the Company specifying in reasonable detail the condition giving rise to the Good Reason no later than thirty (30) days following the occurrence of that condition; (ii) by providing the Company a period of thirty (30) days to remedy the condition and so specifying in the notice; and (iii) by terminating his employment for Good Reason within thirty (30) days following the expiration of the period to remedy if the Company fails to remedy the situation.

(f)                                   By the Executive Other than for Good Reason.  The Executive may terminate his employment hereunder at any time upon sixty (60) days’ notice to the Company.  In the event of termination of the Executive pursuant to this Section 5(f), the Parent Board or the Company may elect to waive the period of notice, or any portion thereof.  In the event that the Parent Board or the Company so waives some or all of the period of notice, the Company shall pay the Executive his Base Salary for the period so waived.

6.                                      Severance Payments and Other Matters Related to Separation from Service.

(a)                                 Final Compensation.  Following the termination of the Executive’s employment for any reason, the Company shall pay to the Executive:  (i) any Base Salary earned but not paid during the final payroll period of the Executive’s employment through the date of termination, (ii) pay for any vacation time earned but not used through the date of termination, (iii) any unpaid Annual Bonus due to Executive for the calendar year prior to the year in which the termination occurs, and (iv) any business expenses incurred by the Executive but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within thirty (30) days of termination and that such expenses are reimbursable under Company policy (all of the foregoing, “Final Compensation”).  Any Base Salary and any earned, unused vacation time shall be paid to the Executive at the time required by law, but not later than the Company’s next regular pay date following the date of termination.  Any business expenses due under this Section 6(a) shall be paid within sixty (60) days following the date of termination.  Other than as expressly provided in Section 6(b), the Company shall have no further obligation to the Executive hereunder.

(b)                                 Severance.  In the event the Executive’s employment terminates pursuant to Section 5(a), 5(b), 5(d) or 5(e) of this Agreement, in addition to Final Compensation, the Company (i) shall accelerate the vesting of all unvested equity awards that vest solely based on the passage of time either then held by, or previously granted to, Executive (including, without limitation, restricted stock, restricted stock units, stock options or other equity-based awards) by eighteen (18) months (for the avoidance of doubt, with any equity awards that vest in whole or in part based on the attainment of performance-vesting conditions being governed by the terms of the applicable award agreement); and (ii) shall pay the Executive (A) a lump sum equal to the Base Salary plus the Target Bonus divided by twelve (12), then multiplied by the number of months set forth in the Severance Period (as defined below) (such payment, the “Severance Payment”), (B) the Post-Termination Bonus (as defined below) and (C) an additional one-time bonus of $25,000 (the “One-Time Bonus”).  Subject to Sections 6(e) and 7(a) of this Agreement (i) the Severance Payment and the One-Time Bonus shall be paid on the sixtieth (60th) day following the date of termination and (ii) the Post-Termination Bonus shall be paid at the time provided in the applicable Bonus Plan or form of annual award issued thereunder, but in no event later than March 15 of the year following the year in which the Separation from Service occurs; provided that if the termination occurs during the twelve (12) month period following a Change in Control, (i) the Post-Termination Bonus shall be paid by the sixtieth (60th) day following the date of termination and (ii) notwithstanding the provisions of the Equity Plan, the Executive shall be immediately 100% fully vested in all unvested equity awards that vest solely based on the passage of time of Parent or its Affiliates (including, without limitation, restricted stock, restricted stock units, stock options or other equity-based awards, whether granted to or held by Executive either before or after the date of this Agreement, and for the avoidance of doubt, with any equity awards that vest in whole or in part based on the attainment of performance-vesting conditions being governed by the terms of the applicable award agreement).

(c)                                  Severance Period.  For the purposes of this Agreement, the “Severance Period” shall be twenty-four (24) months.

(d)                                 Post-Termination Bonus.  For the purposes of this Agreement, the “Post-Termination Bonus” shall be a pro-rata share of the Target Bonus for the year in which the termination occurs.

(e)                                  Release of Claims.  Executive’s right to receive the payments and benefits set forth in Section 6(b) is conditioned on the Executive’s signing and returning to the Company a general release of claims in the form provided by the Company at the time the Executive’s employment is terminated (the “Employee Release”).  The Executive must sign and return the Employee Release, if at all, by the deadline specified therein, which deadline shall in no event be later than the sixtieth (60th) calendar day following the termination date.  The Employee Release shall take effect on the expiration of any revocation period specified therein, which shall be no longer than seven (7) days from the date of the Executive’s signature

(f)                                   Effect of Termination.  Payment by the Company of Final Compensation and the payments and benefits set forth in Section 6(b) shall constitute the sole obligations of the Company in connection with the termination of the Executive’s employment hereunder.  Except for any right of the Executive to continue medical and dental plan participation in accordance with applicable law, benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment without regard to the payment of any Severance Payment or Post-Termination Bonus.

(g)                                  Survival.  Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 8 hereof.  The obligation of the Company to make, and the right of the Executive to retain, any payments or benefits set forth in Section 6(b) is expressly conditioned upon the Executive’s continued full performance of obligations under Section 8, the Founder Invention and Non-Disclosure Agreement, and the Founder Non-Solicitation and Non-Competition Agreement.

7.                                      Timing of Payments and Section 409A.

(a)                                 Notwithstanding anything to the contrary in this Agreement, if at the time of the Executive’s termination of employment, the Executive is a Specified Employee (as defined below), such amounts that may be subject to the Specified Employee rules set forth at (a)(2)(B)(i) of Section 409A of the Code (“Section 409A”) and payable under Section 6 on account of such Separation from Service (as defined below) that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period.

(b)                                 For purposes of this Agreement, “Separation from Service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A, and the term “Specified Employee” shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.

(c)                                  Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(d)                                 The Executive’s right to reimbursement for business expenses hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for reimbursement during any calendar year shall not affect the expenses eligible for reimbursement in any other taxable year, (ii) reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement is not subject to liquidation or exchange for any other benefit.

(e)                                  In no event shall the Company have any liability relating to any payment or benefit under this Agreement failing to comply with, or be exempt from, the requirements of Section 409A.

8.                                      Confidentiality; Cooperation

(a)                                 Confidentiality and Other Covenants. As a condition of Executive’s employment with the Company, the Executive has executed the Founder Invention and Non-Disclosure Agreement, and the Founder Non-Solicitation and Non-Competition Agreement. The parties hereto acknowledge and agree that this Agreement, the Founder Invention and Non-Disclosure Agreement, and the Founder Non-Solicitation and Non-Competition Agreement shall be considered separate contracts. In addition, Executive represents and warrants that he shall be able to and will perform the duties of this position without utilizing any material confidential and/or proprietary information that Executive may have obtained in connection with employment with any prior employer, and that he shall not (i) disclose any such information to the Company, or (ii) induce any Company employee to use any such information, in either case in violation of any confidentiality obligation, whether by agreement or otherwise.

(b)                                 Litigation and Regulatory Cooperation. During and after Executive’s employment, Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Company employed Executive, provided, that the Executive will not have an obligation under this paragraph with respect to any claim in which the Executive has filed directly against the Company or related persons or entities. The Executive’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive’s employment, Executive also shall reasonably cooperate with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company, provided Executive will not have any obligation under this paragraph with respect to any claim in which Executive has filed directly against the Company or related persons or entities. The Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligations pursuant to this Section 8(b).

9.                                      Section 280G; Limitations on Payment

(a)                                 If any payment or benefit Executive shall or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive.  If more than one method of reduction shall result in the same economic benefit, the items so reduced shall be reduced pro rata (the “Pro Rata Reduction Method”).

(b)                                 Notwithstanding any provision of Section 9(a) to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows:  (i) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (ii) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (iii) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(c)                                  Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change of control transaction shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change of control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 9.  The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder.  The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

(d)                                 If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 9(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 9(a)) so that no portion of the remaining Payment is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 9(a), Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

(e)                                  Notwithstanding anything contained herein to the contrary, the requirements of this Section 9 shall apply only to the extent the Company has completed an “initial public offering” which results in the Company’s stock being publicly traded on an applicable public exchange.

10.                               Indemnification.  The Company shall indemnify the Executive to the extent provided in its then current Certificate of Incorporation or By-Laws.  The Executive agrees to promptly notify the Company of any actual or threatened claim arising out of or as a result of his employment with the Company.

11.                               Withholding.  All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

12.                               Assignment.

(a)                                 Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Executive is transferred to a position with any of the Affiliates or in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person.  This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

(b)                                 The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

13.                               Severability.  If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

14.                               Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15.                               Notices.  Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Compensation Committee of the Parent Board with a copy to the attention of the Chief Legal Officer, or to such other address as either party may specify by notice to the other actually received. Any notice so addressed shall be deemed to be given or received (a) if delivered by hand, on the date of such delivery, (b) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (c) if mailed by registered or certified mail, on the third business day after the date of such mailing.

16.                               Entire Agreement.  This Agreement, together with the Founder Invention and Non-Disclosure Agreement, and the Founder Non-Solicitation and Non-Competition Agreement, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties (including any offer letter given to Executive) relating to the subject matter of this Agreement, including (without limitation) the Original Agreement.  Notwithstanding the foregoing, the Company and the Executive acknowledge that the Executive holds restricted stock of the Parent subject to a Restricted Stock Agreement and that options and other equity awards have been and, subject to the discretion and approval of the Parent Board, may be granted to Executive under and pursuant to the Parent’s 2015 Equity Incentive Plan and any amendments thereto, as well as additional grants under the Parent’s 2018 Incentive Award Plan or any additional equity plans of the Parent or its Affiliates, and the award agreements related to such plans (collectively, the “Awards”); and to the extent that the terms of this Agreement (including without limitation, Section 6(b)) accelerate the vesting of any such Awards, then the terms of this Agreement are intended to be in addition to the vesting provisions of such Awards and are not intended to diminish any vesting rights contained in such Awards.

17.                               Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

18.                               Headings.  The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

19.                               Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

20.                               Governing Law.  This is a Massachusetts contract and shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

[Signature page follows immediately.]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

EXECUTIVE	KINIKSA PHARMACEUTICALS CORP.

/s/ Sanj K. Patel	By:	/s/ Thomas W. Beetham
Sanj K. Patel	Name:	Thomas W. Beetham
	Title:	Executive Vice President, Chief Legal Officer and Corporate Development